Exhibit 99.1

Capnia Announces Private Placement of Up to $10 Million of Convertible Preferred Stock and Warrants

REDWOOD CITY, CA – October 12, 2015 – Capnia, Inc. (NASDAQ: CAPN), focused on the development and commercialization of novel diagnostic and therapeutic products based on its proprietary technologies for precision metering of gas flow, today announced that it has entered into an agreement with funds managed by Sabby Management, LLC, collectively as the sole investor, to purchase up to $10 million of Series A convertible preferred stock (the “Preferred Stock”). The sale of the Preferred Stock is expected to take place in two separate closings. Upon the first closing, which we expect to occur on or about October 15, 2015, the Company will receive gross proceeds of approximately $4.6 million. Upon the successful completion of the second closing for up to $5.4 million, the full $10 million of Preferred Stock will be convertible into 5,405,406 shares of the Company’s Common Stock, based on a fixed conversion price of $1.85 per share on an as-converted basis. In addition, the Company will issue Series D warrants to purchase 2,702,703 shares of Common Stock, the number of shares exercisable pursuant to such warrants, proportionate to the gross proceeds received by the Company at each closing.

Proceeds from this offering will be used to expand commercial activities related to the Company’s neonatology-focused product line, as well as to advance its proprietary therapeutics pipeline.

The Warrants have a term of five years from the date of issuance are non-exercisable until the earlier of shareholder approval of the transaction or 6 months after issuance, and have an exercise price of $2.46 per share. The Series D warrants are standard warrants and do not have “make whole” provisions which were contained in our Series B Warrants. The vast majority of the Series B Warrants issued in our Initial Public Offering have been exercised, with the remaining held primarily by Vivo Ventures, who have entered into certain lock-up provisions concerning the selling of the Company’s Common Stock during a period of time, as part of this transaction.

The second closing is contingent upon the Company receiving shareholder approval to issue more than 19.99% of its Common Stock and filing a registration statement with the Securities and Exchange Commission (“SEC”) to register for resale the Common Stock issuable upon conversion of the Preferred Stock and the Common Stock exercisable pursuant to the Warrants.

The Preferred Stock and Warrants were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Preferred Stock, the Warrants and the Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

Maxim Group LLC acted as exclusive placement agent for the transaction.

About Capnia

Capnia, Inc. develops and commercializes novel products based on its proprietary technologies for precision metering of gas flow. Capnia’s lead product CoSense is based on the Sensalyze™ Technology Platform. It is a portable, non-invasive device that rapidly and accurately measures carbon monoxide (CO) in exhaled breath. CoSense has 510(k) clearance for sale in the U.S. and has received CE Mark certification for sale in the European Union. CoSense is used for the monitoring of CO from internal sources (such as hemolysis, a dangerous condition in which red blood cells degrade rapidly), as well as external sources (such as CO poisoning and smoke inhalation). The initial target market is newborns with jaundice that are at risk for hemolysis, comprising approximately three million births in the U.S. and European Union. The Company’s commercial, neonatology-focused product line also includes innovative pulmonary resuscitation solutions, including the NeoPIP™ Infant T-Piece Resuscitator and Universal T-Piece Circuit consumables. Capnia’s proprietary therapeutic technology uses nasal, non-inhaled CO2 and is being evaluated to treat the symptoms of allergies, as well as the trigeminally-mediated pain conditions such as cluster headache, trigeminal neuralgia and migraine.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development and receiving any additional proceeds under this offering.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Additional factors that could materially affect actual results can be found in Capnia’s Form 10-Q filed with the Securities and Exchange Commission on August 10, 2015, including under the caption titled “Risk Factors.” Capnia expressly disclaims any intent or obligation to update these forward looking statements, except as required by law.

Investor Relations Contact:

Michelle Carroll/Susie Kim

Argot Partners

(212) 600-1902

michelle@argotpartners.com

susie@argotpartners.com

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